Exhibit 99.1

BIOSITE® INCORPORATED ANNOUNCES CHANGE IN MANAGEMENT

SAN DIEGO – Biosite® Incorporated (Nasdaq:BSTE) today reported Tom Watlington, executive vice president and chief operating officer, will leave the Company by the end of the first quarter of 2006 to assume an executive operating role at several portfolio companies of Sanderling Ventures. Watlington, who joined Biosite in 1996, just prior to the Company’s initial public offering, led commercialization of a string of new products, including the Triage® BNP Test, which changed the practice of heart failure diagnosis and enabled Biosite to become the leader in cardiovascular in vitro diagnostic testing in 2004.

“Tom played a significant role in transitioning Biosite from a drug testing company to a market leader in rapid diagnosis for a number of critical diseases,” said Kim Blickenstaff, Biosite’s chairman and chief executive officer. “He will be missed, but leaves in place an experienced, capable and enthusiastic senior management group that is focused on the success of our existing and potential products. We thank Tom for his contributions and wish him the very best.”

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. Biosite’s Triage rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets. Information on Biosite can be found at www.biosite.com.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.

Contact:

Nadine Padilla

VP, Corporate & Investor Relations

858-805-2820

npadilla@biosite.com

Media Contact:

Nicole Beckstrand

Public Relations Manager

858-805-2803

nbeckstrand@biosite.com